UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ENSTAR GROUP LIMITED

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Enstar Group Limited

To all our Shareholders,

As with my previous letters to you, before reviewing our performance for 2010 and commenting on what I see as the main highlights, I think it is helpful to repeat our objectives and how we achieve them.

Our primary corporate objective is to grow our net book value per share. We believe growth in our net book value is driven primarily by growth in our net earnings, which is in turn partially driven by successfully completing new acquisitions.

Our principal business consists of acquiring and managing property and casualty insurance and reinsurance companies that have ceased underwriting new business — meaning they are in “run-off.” The vendors of these businesses are often keen to find long-term solutions for their non-core legacy operations that may release capital, improve ratings, free up management time, effort and cost and provide financial certainty and finality. The solutions that we provide to these vendors focus on the acquisition of the run-off business either by purchasing the entire share capital of the run-off entity or, if the legacy business is part of an ongoing company and not able to be sold, assuming the run-off liabilities by way of portfolio transfer or providing reinsurance protection. During 2010, we acquired six insurance companies in run-off and eight portfolios of run-off business through portfolio transfers, which brings the total number of acquisitions completed from our formation through December 31, 2010, to 30 insurance companies in run-off and 15 portfolios of run-off business acquired through portfolio transfer.

We generate our earnings in the following ways:

•	settling net loss reserves of acquired businesses below their acquired fair value;

•	generating investment income on the cash and investment portfolios of acquired businesses;

•	in some cases, purchasing companies at a discount to the fair value of the assets acquired, which has resulted in negative goodwill that has, in the past, been recorded as extraordinary gains, and now is recorded as income; and

•	providing expert run-off management services for a fixed and/or incentive based fee in cases where vendors are not ready or able to dispose of their run-off operations, but require third-party services to stabilize the business and, where possible, add value to the core business.

2010 PERFORMANCE AND FINANCIAL POSITION REVIEW

During 2008, we completed a significant number of acquisitions, and our balance sheet almost doubled in terms of both assets and liabilities. In 2009, we made few acquisitions but achieved record earnings from prior acquisitions. In 2010, I am pleased to report, we benefited from both significant acquisitions and even higher earnings than in 2009. The result was that our total assets increased to a little over $5.2 billion, our gross loss reserves increased to almost $3.3 billion and our shareholders’ equity (excluding noncontrolling interest) increased to almost $950 million. Book value per share, on a fully diluted basis, increased by 23.5% to $71.68 per share as of December 31, 2010.

The following table provides abbreviated balance sheets for December 31, 2006 through December 31, 2010:

	2010	2009	2008	2007	2006
	(expressed in millions of U.S. dollars)

Assets
Cash and investments	$3,884.5	$3,321.1	$3,487.9	$1,800.5	$1,261.1
Reinsurance balances receivable	961.4	638.3	672.7	465.3	408.1
Other	390.0	211.4	197.6	151.3	105.1

Total Assets	$5,235.9	$4,170.8	$4,358.2	$2,417.1	$1,774.3

Liabilities
Loss reserves	$3,291.3	$2,479.1	$2,798.3	$1,591.4	$1,214.4
Other	728.8	615.6	688.7	311.7	185.8

Total Liabilities	4,020.1	3,094.7	3,487.0	1,903.1	1,400.2
Enstar Group Limited Shareholders’ Equity	948.4	801.9	615.2	450.6	318.6
Noncontrolling interest	267.4	274.2	256.0	63.4	55.5

Total Liabilities and Shareholders’ Equity	$5,235.9	$4,170.8	$4,358.2	$2,417.1	$1,774.3

In 2010, total assets increased by $1.07 billion, or 25.5%, from $4.17 billion at December 31, 2009 to $5.24 billion at December 31, 2010. Total liabilities increased during 2010 by $925.4 million, or 29.9%, from $3.10 billion at December 31, 2009 to $4.02 billion at December 31, 2010. Enstar’s shareholders’ equity increased by $146.5 million, or 18.3%, from $801.9 million at December 31, 2009 to $948.4 million at December 31, 2010. The total number of employees increased during 2010 from 287 at December 31, 2009 to 335 at December 31, 2010, as we increased staff to support new acquisitions.

We generated record net earnings in 2010 of $174.1 million (or $12.66 per diluted share), which represented a return of 21.7% on opening shareholders’ equity, up $38.9 million, or 28.8%, from 2009 net earnings of $135.2 million (or $9.84 per diluted share), which represented a return of 22.0% on opening 2009 shareholders’ equity.

The following table presents our abbreviated consolidated statements of earnings for the years ended December 31, 2006 through December 31, 2010:

	2010	2009	2008	2007	2006
	(expressed in millions of U.S. dollars)

Income
Consulting fees	$23.0	$16.1	$25.2	$31.9	$33.9
Net investment income	99.9	81.4	26.6	64.1	48.1
Net realized and unrealized gains (losses)	13.1	4.2	(1.7)	0.3	(0.1)

	136.0	101.7	50.1	96.3	81.9

Expenses
Net reduction in ultimate loss and loss adjustment expense liabilities	(311.9)	(259.6)	(242.1)	(24.5)	(31.9)
Salaries and benefits	86.7	68.4	56.3	47.0	40.1
General and administrative expenses	59.2	46.9	53.3	31.4	18.8
Interest expense	10.3	17.6	23.4	4.9	2.0
Net foreign exchange (gain) loss	(0.4)	23.8	15.0	(7.9)	(10.8)

	(156.1)	(102.9)	(94.1)	50.9	18.2
Earnings before income taxes and share of net earnings (loss) of partly owned company	292.1	204.6	144.2	45.4	63.7
Income taxes	(87.1)	(27.6)	(46.8)	7.4	0.3
Share of net earnings (loss) of partly owned company	10.7	—	(0.2)	—	0.5

Earnings before extraordinary gain	215.7	177.0	97.2	52.8	64.5
Extraordinary gain — negative goodwill	—	—	50.3	15.7	31.0

Net earnings	215.7	177.0	147.5	68.5	95.5
Net earnings attributable to noncontrolling interest	(41.6)	(41.8)	(65.9)	(6.7)	(13.2)

Net earnings attributable to Enstar Group Limited	$174.1	$135.2	$81.6	$61.8	$82.3

The following chart presents the growth in our diluted book value per share from December 31, 2004 to December 31, 2010:

ACQUISITIONS

During 2010, we acquired the entire share capital of six insurance and reinsurance companies in run-off with total assets and liabilities of $823.9 million and $707.8 million, respectively, that were located in the United Kingdom, Sweden, the United States and Bermuda. In addition, we acquired eight portfolios of run-off business with reinsurance liabilities of $859.3 million by way of loss portfolio transfer.

So far in 2011, we have completed the acquisition of Laguna Life Limited (formerly CitiLife Financial Limited), a Dublin, Ireland-based life insurer that is in run-off. This is our first acquisition of a life insurance run-off company. In our reinsurance to close (“RITC”) business, we have, in 2011, assumed the reinsurance liabilities via portfolio transfer of two Lloyd’s syndicates with insurance reserves of approximately $129.6 million. Furthermore, in December 2010, we entered into a definitive agreement to acquire Clarendon National Insurance Company, a New Jersey-domiciled insurer in run-off — we expect this transaction to close in the second quarter of 2011.

In last year’s letter to shareholders, we stated that completing fewer and smaller transactions in 2009 than 2008 did not concern us as the timing of acquisitions is unpredictable. The greater level of acquisitions in 2010 supports this view. We continue to believe that the size of the run-off market in Europe and the United States remains as large if not larger than before and feel that we are beginning to see additional opportunities arising from the possible impacts of the new regulatory solvency regime to be implemented in Europe in early 2013.

GOLDMAN SACHS INVESTMENT

We were pleased to announce last month the transaction with GS Capital Partners (“GSCP”), private equity funds managed by Goldman, Sachs & Co, whereby GSCP will, subject to applicable regulatory and shareholder approvals, invest up to $291.6 million in us for up to a 19.9% fully diluted economic equity interest in the company at a price of $86.00 per share, as well as warrants to acquire an additional 2.0% fully diluted interest in us at an exercise price of $115.00 per share. The transaction is described in greater detail in the enclosed proxy statement for our 2011 Annual General Meeting as certain aspects of the transaction must be approved by our shareholders. I encourage you to read the proxy statement carefully and cast your vote “FOR” the various proposals related to the transaction.

We considered numerous options for raising additional capital to support our acquisition program prior to committing to the GSCP transaction. We concluded that the GSCP transaction provided us with:

•	More total capital than we believed we could comfortably raise in a public offering of equity or debt securities;

•	More “permanent” capital in the sense that as an equity investment, GSCP does not need to be repaid the principal amount of its investment as would have been the case had we sought additional debt financing;

•	An increased capital base upon which we could seek additional debt financing on more favorable terms in the future;

•	Greater certainty as to pricing terms relative to other alternatives that were subject to equity market risk; and

•	The benefits of a significant new minority investor that is a world-class financial institution.

We see tremendous opportunity in front of us to build on our unique skills and capabilities in the run-off market, and the GSCP transaction gives us greater financial flexibility to pursue acquisitions for the benefit of all our shareholders. In addition, as with most sectors in the insurance and reinsurance industry, we have always faced competition. I believe that with our track record of acquisitions, attention to regulatory relationships and disciplined approach to pricing acquisitions, the capital provided by the GSCP transaction will position us to continue our growth despite existing competition and any new entrants to our market.

LOSS RESERVES

At December 31, 2010, our gross loss reserves (being the estimated amount we expect to pay to all of our policyholders over time) amounted to $3.3 billion. Based on our estimate of gross loss reserves, we expect that we will collect $0.5 billion from our reinsurers over time, which is our ceded loss reserves. Our net loss reserves at December 31, 2010 were, therefore, $2.8 billion.

Settlement of claims reserves below their acquired and carried values has been a core element of our net earnings. Net loss reserves of $2.8 billion at the end of 2010 continue to provide us with a basis for sustainable earnings growth, provided that we continue to execute successfully our strategy to settle claims below their acquired value. In 2010, our total net reduction in ultimate loss and loss adjustment expense liabilities amounted to $311.9 million, up $52.2 million, or 20.1%, compared to $259.6 million in 2009, $242.1 million in 2008, $24.5 million in 2007 and $31.9 million in 2006. The greater net reductions in the last three years are a direct result of acquiring more claims liabilities in recent years and settling them below their acquired values.

Our gross loss reserves are a combination of claim reserves advised to us by policyholders and an estimate of losses that have occurred but have not yet been reported to us — Incurred But Not Reported (“IBNR”) reserves. Our IBNR reserves are determined by our management in conjunction with independent actuaries and are based on independent actuarial analysis and estimates, among other factors.

Our actuaries provide a low and high end of a range of reasonable estimates of the gross loss reserves. The table below highlights that our carried gross loss reserves at December 31, 2010 were approximately 10.2% lower than the high end of a range of reasonable estimates (compared to 6.0% at December 31, 2009) and approximately 10.6% above the low end (compared to 16.6% at December 31, 2009). This level of prudent reserving provides us with the comfort that our reserves are adequate, but the process of calculating our reserves involves numerous estimates and uncertainties and there can be no assurance that our ultimate losses will not exceed our reserves.

	Low	Selected	High
	(in millions of U.S. dollars)
Exposure Category

Asbestos	$612.3	$714.4	$784.5
Environmental	97.1	110.9	123.9
All other	2,087.6	2,287.8	2,578.4
Unallocated loss adjustment expenses	178.2	178.2	178.2

Total	$2,975.2	$3,291.3	$3,665.0

INVESTMENTS

At December 31, 2010, our total cash and investment portfolio amounted to approximately $3.9 billion, representing 74.2% of our total assets of approximately $5.2 billion as follows:

	2010	% of Total Assets

Cash and cash equivalents, including restricted cash	$1,455.4	27.8%
Fixed maturities, available-for-sale, at fair value	1,094.9	20.9%
Fixed maturities, trading, at fair value	524.1	10.0%
Short-term investments, trading, at fair value	508.0	9.7%
Other investments, at fair value	234.7	4.5%
Equities, trading, at fair value	60.1	1.2%
Short-term investments, available-for-sale, at fair value	7.3	0.1%

Total cash and investments	$3,884.5	74.2%

The cash flow of our acquired run-off companies is likely to be negative because we aim to accelerate the run-off of our companies by commuting claims and eliminating any future exposure to the related policies. Therefore, we need to protect our cash and investment portfolio so that we have sufficient assets and liquidity to pay our claims and negotiated commutation settlements as opportunities arise, which is not predictable. Our cash and investment portfolio is split amongst all our regulated entities, each of which is subject to local regulatory admissibility constraints. In addition, our largest risk is contained in our loss reserves, so we aim to take relatively little risk with our investments. These constraints drive our investment philosophy, which seeks to manage a prudent cash and short term investment portfolio, but with modest returns. In order to enhance yield, but not put a large element of the portfolio at risk, through December 31, 2010, we have invested or committed to invest $319.4 million in alternative or other investments, including $100.0 million committed to J.C. Flowers II L.P. (“Fund II”) and $100.0 million committed to J.C. Flowers III L.P. (“Fund III”). During 2010, we also invested approximately $61.2 million in residential and commercial mortgage and asset backed securities and also increased our equity portfolio from $25 million to $60 million. Fund II and Fund III are private investment funds advised by J.C. Flowers & Co. LLC. J. Christopher Flowers, one of our largest shareholders and formerly a member of our Board of Directors, is the founder, Chairman and Chief Executive Officer of J.C. Flowers & Co. LLC.

On May 6, 2011, we announced the resignation of Chris Flowers from our Board of Directors. Chris has been a valuable contributor to the company for over 15 years. During that time, we have grown into a substantial company with considerable prospects and opportunities, and on behalf of our shareholders, board and management, I would like to thank Chris for his many contributions and wish him well in his future endeavors.

I would also like to thank you, our long-term shareholders, many of whom have supported us and, previously, The Enstar Group, Inc. loyally for many years.

Finally, we very much look forward to seeing as many shareholders as possible at our Annual General Meeting on Tuesday, June 28, 2011 at the Tucker’s Point Hotel at 60 Tucker’s Point Drive, Hamilton Parish, Bermuda.

May 24, 2011

Dominic F. Silvester
Chairman and Chief Executive Officer